Exhibit 99.1
NEWS & INFORMATION

FOR:	EMERSON RADIO CORP.
610 Fifth Ave
New York, NY 10020

CONTACT:	Emerson Radio Corp.	or:	Investor Relations:
	Greenfield Pitts		Robert Maffei
	Chief Financial Officer		Investor Relations Manager
	(212) 897-5441		(973) 428-2098
Wednesday, November 11, 2009
EMERSON RADIO CORP. REPORTS FISCAL 2010 SECOND QUARTER RESULTS
PARSIPPANY, N.J. – November 11, 2009 – Emerson Radio Corp. (NYSE AMEX: MSN) today reported financial results for its second quarter and six months ended September 30, 2009.
While net revenues for the second quarter of fiscal 2010 decreased $1.7 million, or 3.3%, to $51.8 million as compared to net revenues in the second quarter of fiscal 2009 of $53.5 million, net revenues for the fiscal year 2010 to date were $107.4 million, an increase of $10.0 million, or 10.3%, compared to net revenues of $97.4 million in the same period of fiscal 2009. The increase in net revenues for year to date fiscal 2010 was due to higher sales in the home appliances category, partially offset by lower sales in the Company’s audio and themed categories, and lower revenue earned from licensing activities.
Operating income for the second quarter of fiscal 2010 was $3.4 million compared to $0.2 million for the second quarter of fiscal 2009, an increase of $3.2 million. Operating income for the fiscal year 2010 to date was $4.8 million, an increase of $4.2 million over operating income of $0.6 million for the same period of fiscal 2009. The increase in fiscal year to date operating income is driven by the Company’s efforts to manage costs while growing net revenue, as reflected in a nearly 20% reduction in year-over-year SG&A expenses, coupled with a 10.3% increase in year-over-year net revenue.

Net income from continuing operations for the second quarter of fiscal 2010 was $3.2 million or $0.12 per diluted share compared to $0.2 million for the second quarter of fiscal 2009 or $0.01 per diluted share. Net income from continuing operations for fiscal year 2010 to date was $4.4 million or $0.16 per diluted share compared to a net loss from continuing operations of $61,000 for the same period in fiscal 2009.
After considering the impact of discontinued operations, net income for the second quarter of fiscal 2010 was $3.2 million, or $0.12 per diluted share, compared to net income of $26,000 for the second quarter of fiscal 2009. After considering the impact of discontinued operations, net income for fiscal year 2010 to date was $4.3 million, or $0.16 per diluted share, compared to a net loss of $0.2 million or $0.01 per diluted share for the same period in fiscal 2009.
“Through the second quarter the Company continued to focus on reducing its cost structure while growing sales of its home appliance products resulting in operating income of $4.8 million for fiscal year 2010 to date,” said Greenfield Pitts, Executive Vice President and Chief Financial Officer of Emerson Radio. “While the Company is pleased with its results to date this fiscal year, it continues to focus on building sales of its home appliance products and exploring opportunities to leverage its portfolio of well known consumer brands through strategic licensing agreements without losing the discipline that has been built around its cost management efforts.”
About Emerson Radio Corp.
Emerson Radio Corporation (NYSE AMEX: MSN), founded in 1948, is headquartered in Parsippany, N.J. The Company designs, sources, imports and markets a variety of home appliance and consumer electronic products, and licenses its trademarks to others on a worldwide basis for a variety of products. For more information, please visit Emerson Radio’s Web site at www.emersonradio.com.
Forward Looking Statements
This release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, they give no assurance that such expectations will prove to be correct and you should be aware that actual results could differ materially from those contained in the forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, including the risk factors detailed in the Company’s reports as filed with the Securities and Exchange Commission. The Company assumes no obligation to update the information contained in this news release.

Emerson Radio Corp. and Subsidiaries
Consolidated Statement of Operations
(Unaudited)
(in thousands, except per share data)

	Three months ended September 30,
		2008	Six months ended September 30,
	2009	RESTATED *	2009 *	2008 *
Net revenues:
Net revenues	$51,774	$53,529	$107,373	$97,356
Net revenues-related party	—	2	—	15

	51,774	53,531	107,373	97,371

Cost and expenses:
Cost of sales	43,701	47,024	93,304	84,822
Other operating costs and expenses	1,077	1,586	1,855	2,711
Selling, general & administrative expenses	3,643	4,733	7,432	9,262

	48,421	53,343	102,591	96,795

Operating income	3,353	188	4,782	576

Interest income, net	12	63	22	206
Unrealized holding (losses) on trading securities	—	(52)	—	(21)
Realized gains on trading securities	—	301	—	532

Income from continuing operations before income taxes	3,365	500	4,804	1,293

Provision for income taxes	144	349	422	1,354

Income (loss) from continuing operations	3,221	151	4,382	(61)

Loss from discontinued operations, net of tax benefit	—	(125)	(55)	(181)

Net income (loss)	$3,221	$26	$4,327	$(242)

Basic net income (loss) per share
Continuing operations	$0.12	$0.01	$0.16	$—
Discontinued operations	—	(0.01)	—	(0.01)

	$0.12	$—	$0.16	$(0.01)

Diluted net income (loss) per share
Continuing operations	$0.12	$0.01	$0.16	$—
Discontinued operations	—	(0.01)	—	(0.01)

	$0.12	$—	$0.16	$(0.01)

Weighted average shares outstanding:
Basic and Diluted	27,130	27,130	27,130	27,130

*	The results of operations for three months ended September 30, 2008 have been restated as set forth in the Company’s amended quarterly report on Form 10-Q/A for the same period on file with the Securities and Exchange Commission. Additionally, as a result of the Company’s sale of its membership in the ASI joint venture in April 2009, the results of operations of the Company’s membership interest in the ASI joint venture have been presented as discontinued operations for all periods presented.

Emerson Radio Corp. and Subsidiaries
Consolidated Balance Sheet
(in thousands)

	September 30, 2009	March 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$28,997	$22,518
Restricted cash	2	3,025
Accounts receivable, net	18,733	15,970
Other receivables	1,447	1,587
Due from affiliates	11	78
Inventory, net	22,255	20,691
Prepaid expenses and other current assets	1,480	2,190
Deferred tax assets	4,648	4,872

Total current assets	77,573	70,931
Property, plant, and equipment, net	1,074	1,139
Trademarks and other intangible assets, net	1,667	255
Due from affiliates	185	114
Investments in marketable securities	6,031	6,031
Deferred tax assets	7,200	7,102
Other assets	312	472

Total assets	94,042	86,044

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short term borrowings	5,668	5,733
Current maturities of long-term borrowings	68	85
Accts payable and other current liabilities	22,541	18,929
Due to affiliates	41	66
Accrued sales returns	1,236	1,130
Income taxes payable	148	155

Total current liabilities	29,702	26,098
Long-term borrowings	43	59
Deferred tax liabilities	103	87
Shareholders equity	64,194	59,800

Total liabilities and shareholders’ equity	$94,042	$86,044